Exhibit 10.1

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is made and entered into as of January 1, 2022 (the “Effective Date”), by and among Cushman & Wakefield Debenham Tie Leung Limited (the “Employer”), Cushman & Wakefield plc (“Parent”, and, as the context requires, together with the Employer and their respective subsidiaries, affiliates, predecessors, successors and assigns, the “Company”) and John Forrester (“Executive”).

WHEREAS, Executive is party to an employment agreement with the Employer, dated as of December 31, 2018 (the “Original Employment Agreement”); and

WHEREAS, the parties desire to enter into this Agreement, which will supersede the Original Employment Agreement, in order to reflect Executive’s new role with the Employer and the Company and set forth the terms and conditions governing Executive’s employment with the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the adequacy of all of which consideration is hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT

1.1 Agreement and Term. From and after the Effective Date, the Company hereby agrees to employ Executive as its Chief Executive Officer, and Executive hereby accepts such employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless terminated earlier as set forth in Section 3 herein, Executive’s employment and the term under this Agreement shall commence on the Effective Date and shall end on a date mutually agreed upon between Executive and Parent’s Board of Directors (the “Board of Directors”) in accordance with Section 3 (such period of employment, the “Term”).

1.2 Position and Duties. Except as otherwise provided in this Agreement, during the Term of this Agreement, Executive shall serve as the Chief Executive Officer of the Company and shall report directly to the Board of Directors or, if designated by the Board of Directors, to the Executive Chairman of the Board of Directors. Executive shall perform duties, undertake the responsibilities, and exercise the authorities customarily performed, undertaken and exercised by persons situated in the chief executive officer role at a similar company. Executive shall carry out his duties and responsibilities at all times in compliance with the Company’s written policies and procedures, as in effect from time to time. During the Term of this Agreement, Executive shall be eligible to serve as a member of the Board of Directors, subject to Executive’s nomination, appointment or election, as applicable, by the Board of Directors. Executive shall use his best efforts to serve the Company faithfully, diligently and competently and to the best of his ability, and to devote the requisite amount of time (as determined by the Board of Directors after a good faith consultation with Executive) and business hours, energy, ability, attention and skill to the business of the Company; provided, however, that the foregoing is not intended to preclude Executive from noncompetitive activities that are conducted outside normal business hours and permitted under Section 1.3 hereof. Executive acknowledges that he may be required to travel (in accordance with Company travel policies as may be in place from time to time) as necessary in order to perform his duties and responsibilities hereunder.

1.3 Outside Activities. During the Term of this Agreement, (a) with the prior written consent of the Executive Chairman of the Board of Directors or, if there is no Executive Chairman, the Board of Directors, Executive may serve on the board of directors of one for-profit entity and as a director or advisor of other not-for-profit educational, welfare, social, religious and civic organizations, and (b) Executive may perform charitable and other activities, and manage his personal investments; provided, however, that in the case of either (a) or (b) such activities do not interfere with the performance of his duties hereunder and otherwise to the Company and are not in conflict or competitive with, or adverse to, the interests of the Company or any of its affiliates (together, and each individually, the “Company Group”). During the Term of this Agreement, Executive shall not, under any circumstances, provide services or advice in any capacity whatsoever for or on behalf of any entity that competes with or is competitive with the Company Group.

1.4 Location. During the Term of this Agreement, Executive will be provided with offices in Chicago, Illinois and London, England in order to perform his duties and responsibilities hereunder.

2.	COMPENSATION AND BENEFITS; EXPENSES

2.1 Salary. During the Term of this Agreement, the Company shall compensate and pay Executive for his services at a rate equivalent to at least £693,900 per year (“Base Salary”), less payroll deductions and all required tax withholdings, which salary shall be payable in accordance with the Company’s customary payroll practices applicable to its executives, but no less frequently than monthly. Base Salary shall be subject to periodic review and possible increase by the Board of Directors based on individual and Company performance, but Executive’s Base Salary shall not be reduced without Executive’s written consent.

2.2 Bonus. With respect to each fiscal year of the Company during the Term, subject to the achievement of any applicable performance goals, based on corporate, business unit and/or individual performance, which performance goals are to be established as soon as reasonably practicable after the start of each such fiscal year by the Board of Directors after consultation with Executive, Executive shall be entitled to participate in the Company’s annual incentive plan, as such, and on such terms and conditions as, may be established by the Board of Directors from time to time, under which Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) with a target amount equal to £1,542,000 (the “Target Bonus”) and with a maximum possible Annual Bonus equal to 200% of the Target Bonus, and in any case, subject to Executive being employed with the Company on the date that the Annual Bonus is paid (except as described in Section 3 below). The Target Bonus shall be subject to periodic review and may be adjusted from time to time by the Board of Directors based on individual and Company performance, and any Annual Bonus shall be subject to and earned in accordance with the terms of the applicable annual incentive plan as determined by the Board of Directors.

2.3 Employee Benefits. During the Term of this Agreement, to the extent eligible under the applicable plans or programs, Executive shall be entitled to participate in the employee benefits plans and programs made available to executive level employees of the Company generally, such as health, medical, dental and other insurance coverage and group retirement plans providing global coverage for Executive. In addition, to the extent not covered by such employee benefits plans or programs, Executive and Executive’s spouse will be entitled to access to a private GP at the Company’s cost, which will cover annual health assessments with a private GP of their choosing at the Company’s expense, and the Company shall cover the reasonable costs of any recommended investigatory health investigations (the “Additional Health Coverage”). During the Term, the Company shall also provide Executive with (a) a life insurance policy payable to Executive’s beneficiaries with such terms as are consistent with the terms of any life insurance policies provided to similarly situated executives of the Company and (b) an annual allowance in an amount equal to $25,000 per annum for pension contributions in the United Kingdom, subject to any deduction for income tax and national insurance contributions; provided that the allowance set forth in clause (b) may be amended, modified or terminated by the Company at any time if the Company reasonably determines that such allowance would cause any adverse effects to the Company’s qualified retirement plans in the United States. The terms and conditions of Executive’s participation in any employee benefit plan or program shall be subject to the terms and conditions of such plan or program, as may be modified by the Company from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan or program.

2.4 Annual Equity Grant. Each calendar year during the Term, subject to Executive remaining employed with the Company as Chief Executive Officer as of such grant date, the Board of Directors, in its discretion, will grant to Executive an award of RSUs (each, an “Equity Grant” and, collectively, the “Equity Grants”), and, unless expressly modified or set forth herein (which terms shall govern and control), each such annual award of RSUs will be subject to the terms of the Company’s customary RSU grant agreement (the “RSU Grant Agreement”) for employees or directors of the Company, as applicable. The number of shares of the Company (the “Common Shares”) underlying each annual Equity Grant will be an amount equal to (x) a target dollar value equal to $5,100,000, divided by (y) the then-current fair market value of a Common Share on the date of grant, as determined by the Board of Directors in good faith and assuming, with respect to any performance-based vesting conditions, achievement of such conditions at the target levels of performance. With respect to each Equity Grant, (a) fifty percent (50%) of the RSUs shall be subject to time-based vesting conditions and shall vest in equal annual installments over a three (3)-year vesting period and (b) fifty percent (50%) of the RSUs shall be subject to performance-based vesting conditions and shall vest and be earned, if at all, upon the achievement of such performance-based vesting conditions at the end of a three (3)-year performance period, in each case, as determined each year by the Board of Directors and set forth in the applicable RSU Grant Agreement, with such ratio, target dollar value and performance-based vesting conditions subject to change in the Board of Directors’ discretion. For the avoidance of doubt, the actual number of RSUs and underlying Common Shares earned by Executive with respect to each Equity Grant shall be determined in accordance with the RSU Grant Agreement and the applicable equity incentive plan pursuant to which such RSUs were granted.

2.5 Business Expenses. During the Term of this Agreement, the Company shall reimburse Executive or otherwise provide for or pay for reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of the Company, including, but not limited to, travel and entertainment expenses commensurate with his duties hereunder, subject to the Company’s policies as periodically reviewed by the Board of Directors and in effect from time to time, including without limitation such reasonable documentation and other limitations as may be established or required by the Company. During the Term of this Agreement, Executive shall be entitled to a car allowance of £13,200 per annum, subject to deduction for income tax and national insurance contributions in the United Kingdom.

2.6 Income Tax Preparation. Executive may designate an external tax consultant to assist in the preparation and submission of Executive’s United Kingdom and United States income tax returns at the Company’s expense with respect to (a) each taxable year during which Executive was employed by the Company under the terms of this Agreement and (b) each subsequent year following the Termination Date (other than following a termination of Executive’s employment by the Company for Cause) in which Executive incurs any residual taxable income and/or there are foreign tax credits as a result of Executive’s employment with the Company under this Agreement (the time periods in clauses (a) and (b), together, the “Taxable Period”), subject to a maximum cost of £10,000 per year exclusive of VAT, provided, however, that if the cost of required tax preparation services are greater, the Company will reasonably consider covering the additional cost. In addition, the Company will monitor the tax liability incurred by Executive for the performance of Executive’s duties hereunder in foreign countries (including the United States). Executive acknowledges and agrees that Executive will be solely responsible for any such income tax obligations.

3.	TERMINATION

3.1 Notice of Termination. With the exception of termination of Executive’s employment due to Executive’s death, any purported termination of Executive’s employment during the Term of this Agreement by the Company for any reason, including, without limitation for Cause or Disability, or by Executive for any reason, shall be communicated by a written “Notice of Termination” to the other party. “Notice of Termination” means a dated notice that (a) indicates the specific reason for termination in accordance with this Agreement, (b) specifies a Termination Date; provided, however, that Executive or the Company has been provided with any applicable cure period, and (c) is given in the manner specified in Section 5.2 hereof. “Termination Date” means (i) if Executive’s employment is terminated for Cause or Disability, the date specified in the Notice of Termination, (ii) in the case of termination of employment due to death, the date of Executive’s death, or (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice of Termination which, in the event of a termination (A) by Executive without Good Reason, shall not be less than ninety (90) days after such Notice of Termination and (B) by the Company without Cause, shall not be less than thirty (30) days after such Notice of Termination, unless, in each case, otherwise agreed to by the parties. For purposes of clarification, the Term shall end on the Termination Date.

3.2 Termination Due to Death or Disability. If Executive’s employment and the Term is terminated by reason of Executive’s death or Disability, Executive or his estate (as applicable) shall be entitled to receive: (a) Executive’s earned but unpaid Base Salary through the Termination Date; (b) an amount for reimbursement, paid within thirty (30) days following submission by Executive (or, if applicable, Executive’s estate) to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred prior to the Termination Date by Executive pursuant to Section 2.5 and in accordance with Company policy; (c) any earned and unused vacation, paid when required by applicable law and no later than thirty (30) days following the Termination Date; (d) the Annual Bonus for any completed fiscal year prior to the year in which the Termination Date occurs, if not yet paid, so long as Executive was employed by the Company through the end of such fiscal year, which Annual Bonus shall be paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed on such date; and (e) such employee benefits, if any, to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans or programs of the Company, paid in accordance with the terms of the applicable plans or programs (the amounts described in clauses (a) through (e) hereof being referred to as the “Accrued Rights”). Notwithstanding anything to the contrary in Section 2.2, Executive or his estate (as applicable) shall receive Executive’s Target Bonus for the fiscal year in which the Termination Date occurs under this Section 3.2, paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed on such date.

For purposes hereof, “Disability” or “Disabled” means Executive’s inability, due to physical or mental illness, incapacity or injury, to perform his duties hereunder, as determined in writing and in good faith by a qualified independent physician, mutually acceptable to Executive and the Company, that Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive one hundred eighty (180)-day period. If the Company and Executive cannot agree to a qualified independent physician within the ten (10)-day period following the commencement of the Company’s process hereunder, each of the Company and Executive shall appoint a physician no later than five (5) days following the end of such ten (10)-day period and those two (2) physicians shall promptly select a third physician, who shall make the determination as to whether Executive is Disabled. Executive agrees that Executive will reasonably cooperate with the Company if a question arises as to whether Executive is Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health-care specialists selected pursuant to this Section 3.2 and authorizing such medical doctors and other health-care specialists to discuss Executive’s condition with the Company).

3.3 Termination by the Company for Cause. In the event the Company terminates Executive’s employment and the Term for Cause, subject to cure as described below, Executive shall be entitled to receive the Accrued Rights. “Cause” means: (a) a material breach by Executive of this Agreement, the agreements governing Executive’s equity awards, or any written policy of the Company; (b) the repeated, willful and persistent failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement, including any lawful and material instructions from the Board of Directors or the Executive Chairman, as applicable; (c) Executive’s willful misconduct or gross negligence which is injurious to the Company Group; (d) Executive’s embezzlement or misappropriation from, dishonesty to or fraud on or against, the Company or any third party (and with respect to any third party, to the extent in connection with the performance of Executive’s duties under this Agreement); or (e) Executive’s indictment of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. No Cause shall exist unless the Board of Directors has provided Executive with written notice describing the particular circumstances giving rise to Cause and has provided Executive the opportunity to cure, to the extent reasonably susceptible to cure as determined by the Board of Directors, such circumstances within thirty (30) days after receiving such notice. If Executive so effects a cure to the reasonable satisfaction of the Board of Directors, the notice of Cause shall be deemed rescinded and of no force or effect. If, within six (6) months following Executive’s termination of employment hereunder for any reason other than Cause, it is determined in good faith by the Board of Directors following a reasonable investigation by the Company that Executive’s employment could have been terminated for Cause, the Board of Directors finds that the particular circumstances giving rise to Cause were or are not reasonably susceptible to cure and the Company delivers written notice to Executive describing such circumstances giving rise to Cause, Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

3.4 Termination by the Company without Cause, Resignation by Executive for Good Reason. If Executive’s employment and the Term is terminated by the Company without Cause or Executive resigns for Good Reason during the Term, Executive shall be entitled, in addition to the Accrued Rights and subject to Executive’s (a) continued compliance with this Agreement; any incentive equity award agreement by and between Executive, Parent and/or Employer, including any RSU Grant Agreement (each, an “Equity Agreement” and collectively, the “Equity Agreements”); and any other non-competition, non-solicitation, non-disparagement, confidentiality or other similar restrictive covenant obligation (“Restrictive Covenants”) and (b) execution, delivery and non-revocation of an effective release of all claims against the Company Group substantially in the form attached hereto as Exhibit A (the “Release”) within the sixty (60)-day period following the date of the termination of Executive’s employment (the “Release Period”), to the payments and benefits set forth below.

(a) Base Salary. Executive shall be entitled to receive, for a period commencing on the Termination Date and ending on the date that is eighteen (18) months following the Termination Date (the “Severance Period”), an amount equal to one and one-half (1 1⁄2) times Executive’s then-current Base Salary, with such amounts to be paid in substantially equal installments in accordance with regular payroll practices, less applicable withholdings and taxes through the Severance Period.

(b) Benefits. Executive shall be entitled to participate in the Company’s medical, dental and health plans for Executive and Executive’s dependent(s), at Executive’s cost but at the same rates as apply to active employees, and, if applicable as of the Termination Date, shall be provided with continuing global health coverage and the Additional Health Coverage for a period commencing on the Termination Date and ending on the date that is eighteen (18) months following the Termination Date; provided that Executive is and remains eligible for such coverage under the terms of the applicable plans. Notwithstanding the foregoing, in the event that Executive obtains other employment that offers group health benefits in which Executive becomes eligible to participate, such continuation of coverage by the Company under this Section 3.4(b), including any payments or benefits, will immediately cease.

(c) Target Bonus. Executive shall be entitled to receive an amount equal to Executive’s Target Bonus for the fiscal year in which the Termination Date occurs (the “Severance Bonus”), which Severance Bonus shall be paid on the date that the Annual Bonus would otherwise have been paid had Executive remained employed with the Company, but, in any event, no earlier than January 1 and no later than March 15 of the year following the performance year to which such Severance Bonus relates.

(d) Equity Awards. The outstanding incentive equity awards held by Executive as of the Termination Date shall be treated in accordance with the terms set forth below.

i.

Time-Vesting RSUs. With respect to any outstanding RSUs held by Executive as of the Termination Date that vest based solely on the passage of time and Executive’s continued employment and that remain outstanding and unvested as of the Termination Date, Executive shall be deemed to have satisfied all continuous employment requirements, and such time-based vesting RSUs shall remain outstanding and eligible to be settled and distributed in accordance with their regularly-scheduled time-based vesting and settlement schedule set forth in the applicable Equity Agreements.

ii.

Performance-Vesting RSUs. With respect to any outstanding RSUs held by Executive as of the Termination Date that vest based on Executive’s continued employment and the Company’s achievement of specified performance metrics over a performance period that remain outstanding and unvested as of the Termination Date, Executive shall be deemed to have satisfied all continuous employment requirements through the applicable performance periods, and such performance-based vesting RSUs shall remain outstanding and eligible to vest if, and to the extent, the performance metrics applicable thereto are satisfied as of the end of the applicable performance periods, as provided in the applicable Equity Agreements.

If the Release Period spans two (2) calendar years, then the payment of any amount that constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 5.11(b) hereof) that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in lump sum on the first payroll date that occurs in the second calendar year. The Company agrees that any payments made to Executive under this Section 3.4 will not be subject to mitigation. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent: (i) any material diminution in Executive’s title, duties, authority, responsibilities or reporting line; (ii) any material reduction in Executive’s Base Salary or Target Bonus opportunity; (iii) if Executive has been elected to, and is serving as a member of, the Board of Directors following the Effective Date, the removal of Executive from the Board of Directors by the Company (other than for Cause) or the failure to re-elect Executive to serve on the Board of Directors; or (iv) a material breach by the Company of any of its other obligations contained in this Agreement or any other material agreement between Executive and the Company; provided that Good Reason shall not occur unless Executive shall have (x) given a detailed written notice to the Company of any fact or circumstance believed by Executive to constitute Good Reason within ninety (90) days of the occurrence of such fact or circumstance, and (y) given the Company thirty (30) days therefrom to cure such fact or circumstance and the Company shall have failed to so cure (it being understood that if the Company cures the fact or circumstance giving rise to Good Reason, the notice of Good Reason shall be deemed rescinded and of no force or effect).

3.5 Resignation by Executive without Good Reason. In the event Executive resigns without Good Reason (other than as set forth in Section 3.7 of this Agreement), Executive shall be entitled to receive the Accrued Rights.

3.6 Change in Control Severance Benefits. In the event of a Change in Control (as defined below), the provisions of Section 3.4 above shall continue to apply to Executive, except with respect to any outstanding incentive equity awards held by Executive as of the Termination Date, which outstanding awards shall be treated in accordance with the terms of the applicable equity incentive plan and the Equity Agreement pursuant to which such equity awards were granted except as expressly modified or set forth herein (which terms shall govern and control). Notwithstanding the foregoing, if the Company adopts or establishes a formal plan or policy after the Effective Date that provides compensation or benefits to certain employees upon a Change in Control (such plan or policy, the “Change in Control Plan”), Executive acknowledges and agrees that the Change in Control Plan shall apply to Executive instead of this Section 3.6 to the extent that the compensation or benefits provided under the Change in Control Plan are greater than those provided in this Section 3.6, and in such case the Change in Control Plan shall control, govern and supersede the terms of this Section 3.6. For purposes of this Section 3.6, “Change in Control” shall have the meaning set forth in the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (the “Equity Plan”) or, if applicable in accordance with this Section 3.6, the meaning given to such similar term in the Change in Control Plan.

3.7 Termination due to Retirement. Upon the termination of the Term of this Agreement by Executive due to his Retirement (as defined below) (the effective date of such termination, the “Retirement Date”), Executive shall be entitled to receive the Accrued Rights. In addition, notwithstanding anything in the Equity Agreements, the Equity Plan or any other agreement between Executive and the Company to the contrary, upon Executive’s Retirement, subject to Executive’s continued compliance with this Agreement, the Equity Agreements and any applicable Restrictive Covenants and, if requested, Executive’s execution, delivery and non-revocation of a Transition Agreement (as defined below and which, for the avoidance of doubt, will include the Release), the outstanding incentive equity awards held by Executive as of the Retirement Date shall be treated in accordance with the terms set forth below.

(a) Time-Vesting RSUs. Solely if the Board of Directors has approved Executive’s Retirement, with respect to any outstanding RSUs held by Executive as of the Retirement Date that vest based solely on the passage of time and Executive’s continued employment and that remain outstanding and unvested as of the Retirement Date, Executive shall be deemed to have satisfied all continuous employment requirements, and such time-based vesting RSUs shall remain outstanding and eligible to be settled and distributed in accordance with their regularly-scheduled time-based vesting and settlement schedule set forth in the applicable Equity Agreements.

(b) Performance-Vesting RSUs. Solely if the Board of Directors has approved Executive’s Retirement, with respect to any outstanding RSUs held by Executive as of the Retirement Date that vest based on Executive’s continued employment and the Company’s achievement of specified performance metrics over a performance period that remain outstanding and unvested as of the Retirement Date, Executive shall be deemed to have satisfied all continuous employment requirements through the applicable performance periods, and such performance-based vesting RSUs shall remain outstanding and eligible to vest if, and to the extent, the performance metrics applicable thereto are satisfied as of the end of the applicable performance periods, as provided in the applicable Equity Agreements.

For purposes of this Agreement, “Retirement” shall mean the termination of the Term of this Agreement due to Executive’s resignation without Good Reason, so long as (i) Executive has delivered to the Company a Notice of Termination in accordance with Section 3.1 hereof no later than six (6) months prior to the anticipated Retirement Date and (ii) the Board of Directors approves, in its discretion (which approval shall not unreasonably be withheld), Executive’s Retirement plan, including any necessary and appropriate plans to ensure a smooth transition of the role, which may include, if requested, entering into a transition agreement with the Company in order to carry out such transition (such agreement, a “Transition Agreement”).

3.8 No Other Benefits Upon Termination. Except as provided in the applicable sub- section of this Section 3, and except for any vested benefits under any plans of the Company and the continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended, or other applicable law, the Company shall have no additional obligations upon the termination of Executive’s employment with the Company and the Term.

3.9 Cooperation with Company after Termination of Employment. Following termination of Executive’s employment and the Term for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company, including, but not limited to, any litigation in which the Company is involved and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive. The Company shall reimburse Executive for any reasonable out-of-pocket expenses he incurs in performing any work on behalf of the Company following the Termination Date.

4.	NON-SOLICITATION & NON-COMPETITION

4.1 Non-Compete; Non-Solicit. Executive agrees that he shall not, directly or indirectly, (a) during the Term and for the eighteen (18)-month period following the Termination Date, become an employee, director or independent contractor, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or a consultant to, or perform any services for, any Person who derives or reasonably expects to derive, based upon a preponderance of facts and circumstances, more than 20% of its revenue from one or more Commercial Real Estate Services (a “Competing Business”), or (b) during the Term and for the twenty-four (24)-month period following the Termination Date, solicit or hire or attempt to solicit or hire, as applicable, (i) any customer or supplier of the Company Group in connection with a Competing Business or to terminate or alter in a manner adverse to the Company Group such customer’s or supplier’s relationship with the Company Group, or (ii) any employee or individual who was an employee within the six (6)-month period immediately prior thereto to terminate or otherwise alter his or her employment with the Company Group. For purposes of this Agreement, “Commercial Real Estate Services” means those services of the type provided by the Company Group, including, but not limited to, the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets. For purposes of this Agreement, “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

4.2 Non-Disparagement. During the Term and thereafter, Executive agrees that he will not, at any time, make or encourage others to make, directly or indirectly, any oral or written statements that are disparaging or defamatory of the Company Group, its products, services, customers or suppliers, or any of its present or former officers, directors, employees, equityholders or representatives. The Company shall instruct those employees with authority to speak on the matter not to make any negative, derogatory or disparaging public comments regarding Executive.

4.3 Confidential Information. Executive acknowledges and agrees that all information regarding the Company Group or the activity of any member of the Company Group that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company Group, including, without limitation, information about the customers, business connections, customer lists, procedures, operations, trade secrets, techniques and other aspects of and information about the business of the Company Group (the “Confidential Information”) is established at great expense and protected as confidential information and provides the Company Group with a substantial competitive advantage in conducting its business. Notwithstanding the foregoing, Confidential Information shall not mean information (a) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (b) which has been independently developed and disclosed by others, (c) in Executive’s possession or known to Executive prior to his employment with the Company and not disclosed to Executive by the Company or any affiliate of the

Company (whether or not an affiliate of the Company at the time of such disclosure), including, but not limited to, information that is located on Executive’s contact lists, whether paper or electronic (e.g. rolodex, Outlook calendar and contacts, etc.), or (d) which has otherwise entered the public domain through lawful means. Executive further acknowledges and agrees that by virtue of his employment with the Company, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company Group would suffer great loss and injury if Executive would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Executive agrees that during the Term and at all times thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of his employment and the Term for any reason, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company which he may then possess or have under his control. In addition, Executive agrees that, notwithstanding the foregoing, to the extent Executive is compelled to disclose Confidential Information by lawful service of process, subpoena, court order, or otherwise compelled to do so by law, Executive shall, to the extent legally permitted, provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to Executive’s disclosure of any such information, so that the Company may take such action as it deems to be necessary or appropriate in relation to such subpoena or request, and Executive may not disclose any such information until the Company has had the opportunity to take such action.

4.4 Intellectual Property.

(a) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment with any member of the Company Group and within the scope of such employment and/or with the use of any the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(b) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(c) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group, any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

4.5 Reasonable Limitation and Severability; Injunctive Relief. The parties agree that the above restrictions are (a) reasonable given Executive’s role with the Company, and are necessary to protect the interests of the Company Group and (b) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 4 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company may be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, and any payments or benefits previously provided to Executive pursuant to Section 3.4, Section 3.6 or Section 3.7 of this Agreement (other than the Accrued Rights) will be immediately repaid by Executive. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.

4.6 Certain Disclosures. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company Group, nothing herein or therein is intended to or shall: (a) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (b) require notification to or prior approval by the Company of any such reporting or cooperation; or (c) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

5.	GENERAL PROVISIONS

5.1 Assignment; Successors. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

5.2 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

If to the Company:	Cushman & Wakefield Global, Inc.
225 West Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: General Counsel

If to Executive, to the most recent address shown on the records of the Company.

With a copy (which shall not constitute notice) to:

Wendi S. Lazar
Outten & Golden LLP
685 Third Avenue, 25th Floor
New York, NY 10017
wsl@outtengolden.com

5.3 Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.

5.4 Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

5.5 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

5.6 Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Illinois. The parties irrevocably consent to the jurisdiction of, and venue in, the courts in the state of Illinois, with respect to any matters pertaining to, or arising from, this Agreement.

5.7 Waiver of Jury Trial. The parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

5.8 Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including without limitation the Original Employment Agreement. In the event of a conflict between this Agreement and any other agreement between the Company and Executive, this Agreement shall control.

5.9 Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which, when taken together, shall be and constitute one and the same instrument.

5.11 Taxes.

(a) The Company may withhold from any payment hereunder such state, federal, foreign or local income, employment or other taxes and other legally mandated withholdings as it reasonably deems appropriate. The Company makes no representation about the tax treatment or impact of any payment(s) hereunder.

(b) The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, or are otherwise exempt therefrom, and, accordingly, to the maximum extent permitted, this Agreement and the payments hereunder shall be interpreted and administered to be in compliance therewith or exempt therefrom, or may be amended to comply therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year. Neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to Section 409A.

5.12 Clawback. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled, according to the parties’ agreement or as required by law, the Company’s written policy, as may be in effect from time to time, or the requirements of an exchange on which the Company’s or its parent’s shares are listed for trading, to recoup compensation paid to Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any such request or demand for recoupment by the Company.

5.13 Return of Property. Upon termination of Executive’s employment with the Company for any reason, Executive shall immediately destroy, delete or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control that contain Confidential Information or otherwise relate to the business of the Company Group, and cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware, and shall otherwise return to the Company all property of the Company Group. Notwithstanding anything to the contrary in this Agreement, upon termination of Executive’s employment with the Company for any reason, Executive may retain Executive’s personal contact lists, whether in electronic or paper form (e.g., rolodex, Outlook contacts and calendar, etc.) and copies of documents related to Executive’s compensation and benefits provided by the Company.

5.14 No Conflict. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (b) Executive is not a party to or bound by an employment agreement, non-compete agreement, non-solicit agreement or confidentiality agreement with any other Person which would interfere in any respect with the performance of his duties hereunder.

5.15 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, in addition to the provisions of Sections 4 and 5 of this Agreement, shall survive the termination of the Term and this Agreement.

5.16 Representation. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement. Executive acknowledges and agrees that the Company’s principal place of business and headquarters are located in Chicago, Illinois, and even though Executive may not be physically located in the State of Illinois, at all times for the performance of all of Executive’s duties and responsibilities under this Agreement, Executive will be required to travel routinely to Illinois on business on behalf of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the Effective Date.

CUSHMAN & WAKEFIELD DEBENHAM TIE LEUNG LIMITED	EXECUTIVE

By:
Name:	John Forrester
Title:

CUSHMAN & WAKEFIELD PLC

By:
Name: Tim Dattels
Title: Lead Director

Signature Page to Employment Agreement

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (“Release”) is hereby made by and among John Forrester (“Executive”), [Cushman & Wakefield Debenham Tie Leung Limited]1 (the “Employer”) and Cushman & Wakefield plc (together with the Employer, the “Company”).

I. RECITALS

WHEREAS, Executive and the Company have entered into an Employment Agreement dated January 1, 2022 (the “Employment Agreement”), pursuant to which Executive may be entitled to receive severance and certain benefits pursuant to Section 3.4, Section 3.6 and/or Section 3.7 of the Employment Agreement, as applicable (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.

WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.

II. TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:

1. Separation. Executive’s employment with the Company and all of its subsidiaries and affiliates ended effective_____________. Executive has the right to receive Severance Benefits, subject to his execution of this Release, as provided under the Employment Agreement.

2. General Release and Covenant Not to Sue. Executive hereby releases, remises and acquits the Company and/or its direct or indirect parents, subsidiaries, affiliates and related entities, and all of their predecessors, successors, assigns, trustees and current or former officers, directors, equityholders, members, partners, agents, employees, consultants, independent contractors, attorneys, representatives and advisers, each in their capacity as such (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which Executive or Executive’s heirs, successors or assigns have or may have against any of the Releasees arising on or prior to the date of execution of this Agreement and any and all liability which any of the Releasees may have to Executive or Executive’s heirs, successors and assigns, each in their capacity as such, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated (“Claims”), including, but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, any other federal, state or local law and any workers’ compensation or disability Claims under any such laws or Claims under any contract. This release relates to Claims by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution hereof. Executive further agrees that Executive will not file or permit to be filed on Executive’s behalf any such Claim. Notwithstanding the preceding sentence or any other provision

[1]	To be updated to reflect change to employing entity as of time of termination, if any.

of this Agreement, this Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company. However, by executing this Agreement, Executive hereby waives the right to recover for any Claims in any proceeding Executive may bring before the EEOC or any state or local human rights commission or in any proceeding brought by the EEOC or any state or local human rights commission on Executive’s behalf. In addition, this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA Claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages or punitive damages. Notwithstanding anything to the contrary herein, this release shall not apply to any claims or rights (a) that may arise after the date Executive signs and does not revoke this agreement, including to enforce any obligation of the Company pursuant to this Agreement; (b) that cannot be released as a matter of law, including Executive’s rights to workers compensation and unemployment insurance; (c) any rights in the nature of indemnification, contribution, advancement or defense which Executive may have with respect to claims against Executive relating to or arising out of his employment with the Company; or (d) any vested benefit to which Executive is entitled under any employee benefit, stock, savings, insurance or tax qualified pension plan of the Company, health care insurance continuation coverage benefits or any other similar benefits required to be provided by statute.

3. Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and Executive expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive and the Company each acknowledge that they have signed this Release only after full reflection and analysis, that they understand it and are entering into it voluntarily.

4. Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least twenty-one (21) days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7)-day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release and that Executive has consulted with legal counsel, or voluntarily chose not to consult with legal counsel, prior to executing a copy of this Release.

5. Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted or treated in any respect as an admission of any liability or wrongdoing by Executive or the Releasees. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement, any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.

6. Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by Illinois law and may be modified by the Company from time to time to reflect any applicable changes in Illinois law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

7. Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

8. Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements relating hereto or thereto, whether written or oral.

9. Certain Disclosures. Notwithstanding anything herein or in any other agreement with or policy (including, without limitation, any code of conduct or employee manual) of the Company or its affiliates, nothing herein or therein is intended to or shall: (a) prohibit Executive from making reports of possible violations of federal law or regulation (even if Executive participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (b) require notification to or prior approval by the Company of any such reporting or cooperation; or (c) result in a waiver or other limitation of Executive’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, Executive is not authorized (and the above should not be read as permitting Executive) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

[Signature Page Follows]

AGREED TO AND ACCEPTED BY:
Executive	[Cushman & Wakefield Debenham Tie Leung Limited][2]

Date:	Name:
Title:

Cushman & Wakefield plc

By:
Name:	Tim Dattels
Title:	Lead Director

[2]	To be updated to reflect change to employing entity as of time of termination, if any.

Signature Page to Release Agreement